UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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(Rule 14a-101)

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POINT BLANK SOLUTIONS, INC
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P.
STEEL PARTNERS II GP LLC
STEEL PARTNERS II MASTER FUND L.P.
STEEL PARTNERS LLC
WARREN G. LICHTENSTEIN
JAMES R. HENDERSON
TERRY R. GIBSON
GENERAL MERRILL A. MCPEAK
BERNARD C. BAILEY
ROBERT CHEFITZ

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STEEL PARTNERS II - POINT BLANK SOLUTIONS, INC.

Proxy Solicitation to Elect Nominees to the Point Blank Board of Directors

STEEL PARTNERS

Introduction

- Steel Partners lacks confidence in the current Point Blank Board to maximize stockholder value.
- Point Blank has not held an annual meeting or any other meeting for the purpose of electing directors for more than 3 years.
- 6 out of the 7 members of the Point Blank Board have never been elected by stockholders.
- On April 8, 2008, Point Blank unilaterally postponed the annual meeting, which was scheduled to be held on April 22, 2008.
- Steel Partners petitioned the Delaware Court of Chancery to compel Point Blank to hold the Annual Meeting without further delay pursuant to Section 211(c) of the DGCL.
- Steel Partners and Point Blank entered into a stipulation, approved by the Delaware Court, that the Annual Meeting be held no later than August 19, 2008.
- On July 25, 2008, Point Blank applied to the Delaware Court for leave to further postpone the Annual Meeting for another 3 months. Point Blank continues to waste corporate assets while disenfranchising its stockholders.
- Excessive compensation and excessive change of control agreements awarded to management despite the company's poor performance.
- Ill-Advised aggressive pricing strategy has resulted in poor operating and financial results.
- Lackluster share price performance.

Background

- Steel Partners II, L.P. ("Steel Partners" or "we") made its first investment in Point Blank Solutions, Inc. ("Point Blank" or the "Company") in March 2007.

- As of August 4, 2008, Steel Partners is the beneficial owner of an aggregate of 4,902,351 shares of Common Stock of Point Blank, representing approximately 9.6% of the outstanding Common Stock of the Company.

Point Blank Hides Behind Standstill

- November 9, 2007 - Board states it will not consider Steel's proposed acquisition of the Company until Company makes progress on resolving legacy issues and implements its growth and profitability strategy.

- Board acknowledged Steel Partners success assisting defense industry companies and welcomed our experience to help grow Company and add value for stockholders.

- Board "chilled" our interest in acquiring Pont Blank by requiring that we sign Confidentiality and Non-Disclosure Agreement, <u>including a two-year standstill agreement,</u> as a pre-condition to meeting with the Board.

- Board knew we could not and would not agree to any standstill provision in which we would have to give up our rights to seek Board representation and our rights to protect our investment in the Company.

The Incumbent Board Has Not Acted in the Best Interest of All Stockholders

- The current Board commenced a strategic process, we believe, as an excuse to further delay its annual meting and to further entrench itself.
- On the one hand the current Board claims it is "aggressively" pursuing strategic options, including an outright sale, while it appears the Board is determined to implement its long-term strategy and is not committed to running a "real" process.
- We believe the Board's aggressive pricing and marketing strategy has negatively impacted stockholder value.
- In the past 12 months alone, Point Blank's stock has fallen almost 55%.
- Stockholders deserve representatives on the Board to ensure that all actions are taken with their best interest in mind.

The Incumbent Board Has Not Acted in the Best Interest of All Stockholders

- Two-year standstill both unwarranted and overreaching in light of Steel Partners' serious interest in acquiring Company.

- Current directors have little personal stake in the Company. Purchased less than 65,000 shares of stock of the Company with own money.

The Point Blank Board Is Only Telling Half The Story

In an effort to raise doubts about Steel Partners' ability to increase value at a defense company, the Board focused on the stock market performance of one of Steel Partners' smaller investments: Del Global Technologies. But they neglect to disclose some key facts that we think stockholders should know.

They conveniently hide from stockholders the fact that **Suzanne M. Hopgood**, currently a director of Point Blank, was Chairman of Del Global from 2003 to 2005, during which time the Company suffered serious financial losses.

- Hide the fact that Del Global has experienced a dramatic improvement in profitability and operations since Ms. Hopgood stepped down.
- The Company posted a $3.82 million profit in 2007, compared with a net loss of $15.82 in 2004, when Ms. Hopgood was Chairman.

Six of the Seven Members of the Point Blank Board Have Never Been Elected By a Vote of the Stockholders

- We believe it is inexcusable that Point Blank stockholders have not had a say in their Company since 2005. This is even more alarming when you consider the track record of certain Board members, such as Jack Henry, the Chairman of the Company's Audit Committee.
- According to a March 2, 2000 news story that ran in the Phoenix New Times, Jack Henry presided over Arthur Andersen's Phoenix office for 17 years before he opted in 2000 for an early retirement amidst allegations swirling around the involvement of Arthur Andersen's Phoenix office in connection with the November 1999 collapse of the Baptist Foundation of Arizona ("BFA"), the largest non-profit bankruptcy to date in United States history.
- At issue were allegations that certain accountants in Arthur Anderson's Phoenix office had been negligent and breached their fiduciary duties in failing to disclose serious financial improprieties by former BFA senior managers.
- On May 6, 2002, Arthur Andersen agreed to pay $217 million to settle this accounting malpractice litigation resulting from Andersen's involvement in the BFA scandal.
- Also, according to the March 2, 2000 news story in the *Phoenix New Times*, while Jack Henry presided over the Phoenix office, Arthur Andersen-Phoenix was implicated in the failure of American Continental Corporation for failing to warn investors of American Continental's financial malaise and luring elderly investors into buying junk bonds.
- Without admitting wrongdoing, Arthur Andersen, in the early 1990s, paid more than $24 million to American Continental investors and various regulatory agencies -- including the Arizona Board of Accountancy -- in connection with the American Continental failure.

Our Proxy Solicitation

Our Proposals

- Elect five highly-qualified director nominees to the Board of Point Blank.

- If elected, nominees would seek to sell Point Blank to the highest bidder on the most favorable terms available to Point Blank stockholders.

Steel Partners Nominees

- **James Henderson** has more than 26 years of experience as an operating executive with various companies, including defense companies such as ECC and Aydin and with the defense and military division of UNISYS Corp. He also served as a director of the defense company Tech-Sym.

- **General Merrill A. McPeak** was Chief of Staff of the United States Air Force from November 1990 to October 1994, when he retired from active military service. General McPeak was for several years Chairman of ECC. Currently General McPeak is Chairman of the board of directors of Ethicspoint, Inc., a company providing confidential corporate governance compliance and whistleblower reporting services.

- **Robert Chefitz** has over 25 years of experience investing in security, technology and biotech companies. Since 2002, Mr. Chefitz has been a Managing Member of NJTC Venture Fund, a private equity fund. During this time, Mr. Chefitz also founded Egis Capital Partners, a fund focused on private equity investments in the security and homeland defense industry.

- **Bernard C. Bailey** has more than 25 years operational experience in the high-tech and security sectors. Since September 2006, he has served as Chairman and CEO of Paraquis Solutions LLC, a consulting and IT strategy firm. A graduate of the U.S. Naval Academy, Mr. Bailey served for eight years as an officer in the US Navy.

- **Terry R. Gibson** is a Managing Director of SP Corporate Services LLC, a management services company owned by Steel Partners. Mr. Gibson has served as a director and Chief Executive Officer of CoSine Communications, Inc. ("CoSine"), a global telecommunications equipment supplier, since January 2005 and as Executive Vice President and Chief Financial Officer since joining CoSine in January 2002.

Board's Business Strategy Destroys Value

- In seeking to effectively compete, Company has adopted aggressive pricing and marketing strategy that we believe will continue to negatively impact stockholder value.

  - Company stated : "Throughout 2007, certain contracts were targeted for an aggressive pricing strategy, recognizing the changes in the competitive environment within the industry." and "so every time we give up a little bit of margin we're going to become more efficient in-house in trying to compensate for it."

STEEL PARTNERS

We Question the Company's Recent Corporate Governance Practices

- Recent amendments to the Company's Bylaws removed stockholders' ability to call special meetings and fill vacant directorships.
- Adoption of a "poison pill" stockholders' rights plan in October 2006.
- Board rebuffed Steel Partners' efforts to negotiate transaction that would have provided immediate liquidity to stockholders and opportunity to maximize value of their investment.
- Indicates to us that the Board has no intention of seriously considering or any third-party proposal that could maximize stockholder value.
- Last shareholder meeting at which directors were elected was held on May 6, 2005.
- March 2008 – company amends employment agreements of certain named executive officers to increase benefits for those executive officers if terminated "without cause" or resign for "good reason".
- March 2008 – Board's Compensation Committee awards what we believe to be excessive bonuses to named executive officers in light of Company's lackluster performance.

Point Blank Board has Rewarded the CEO with Excessive Compensation and Change of Control Agreements

(U.S. $)	Fiscal Year End 2006	Fiscal Year End 2007
Reported Total Compensation	$ 2,126,755	$ 3,040,279

***Change of Control Agreement Will Payout $3.3mm**

	Cash Severance	Pro Rata Bonus
Payments	$ 2,600,000	$ 700,000

* As reported in company's 2008 Definitive Proxy Statement.

Our Proposals

- Elect five highly-qualified director nominees to the Board of Point Blank.
- If elected, nominees would seek to sell Point Blank to the highest bidder on the most favorable terms available to Point Blank stockholders.

We Do Not Believe Point Blank Should Remain a Public Company

- Demands and risk associated with legacy issues and the added cost to operate as a public company will continue to impair value to stockholders and are a significant distraction to management.
- High costs and distractions of Sarbanes-Oxley compliance.
- Market will pressure Company to gain scale – potentially through acquisitions – and to drive top-line growth.

Sales and Net Income Trends



$400.0
$350.0
$300.0
$250.0
$200.0
$150.0
$100.0
$50.0
$--
$10.0
$5.0
$--
($5.0)
($10.0)
($15.0)
($20.0)
($25.0)
($30.0)
12/31/03
12/31/04
12/31/05
12/31/06
12/31/07
Sales
Net Income

Point Blank has generated $1.4B in sales with a negative ($40k) in net income

STEEL PARTNERS

Point Blank Should Not Contend with Highly Competitive Market as a Standalone Public Entity

- We do not believe it is prudent for small companies to remain public and compete with the large defense conglomerates for market share and acquisitions, especially when their strategy is to win by aggressive pricing.

- Recent consolidation in the defense industry supports our belief that Point Blank should not remain standalone entity.
  - Textron Inc.'s recent acquisition of United Industrial Corporation.
  - L-3 Communications' niche acquisitions of Geneva Aerospace, Inc. and Global Communications Solutions, Inc.

Stockholder Value Continues to Erode Under the Current Board

- Point Blank reported shrinking revenues, higher cost margins and declining profitability for 1Q 2008.
  - 45.8% decline in revenues from comparable period in 2007.
  - On a sequential basis, sales fell 21.2% from the $63.3 million reported for 4Q 2007.
  - Adjusted EBITDA of only $1.8 million for 1Q 2008, representing an 82.2% decline from the $10.1 million of adjusted EBITDA for 1Q 2007.
- The Company has suffered 3 consecutive quarters of net losses.
- The Company's share price has lost roughly half it value over the past 12 months.

Benefits of Acquisition

- Point Blank would make an attractive niche acquisition target for one of the larger public defense companies.
- Sale of Company would lower or potentially eliminate corporate overhead and eliminate the costs associated with being a public company.
- Point Blank could also benefit through the integration into an acquiring company's corporate infrastructure.

Steel Partners' Track Record of Enhancing Value

<u>AYDIN CORPORATION</u>

- August 10, 1998, Steel filed original 13D.
- After 2+ years of passive investment, Steel lost confidence in the CEO and began a consent solicitation to remove the Board of Directors.
- Formed the Full Value Committee with two other investors. Received 3 of 5 seats on the Board.
- October 5, 1998, Warren G. Lichtenstein elected Chairman of the Board of Directors.
- 1998, divested or closed non-core businesses netting $16 million, paid off Lockheed Martin arbitration case, sold excess real estate for over $6 million and reduced corporate overhead.
- Steel reconfigured management and promoted James Henderson from within.
- March 1, 1999, Aydin announced merger agreement with L-3 for $13.50 per share in cash (a 39% premium to market).


Gain on Investment of: 71.2%

STEEL PARTNERS

Steel Partners' Track Record of Enhancing Value

ECC INTERNATIONAL

- October 19, 1998, Steel filed original 13D.
- Steel owned approximately 29% of company.
- Company designs, manufactures, and markets computer-controlled simulators used for training personnel to perform maintenance and operator procedures on military weapon systems.
- November 10, 1999, Warren Lichtenstein and James Henderson elected to the Board of Directors.
- May 2000, ECC Board of Directors hired Imperial Capital, LLC to explore alternatives to increase the value of the company.
- August 2000, ECC Board of Directors authorized the repurchase of $3 million of ECC stock.
- July 1, 2002, James Henderson of Steel Partners took over as interim President and CEO of ECC International, streamlining operations and outsourcing non-core activities, dealing with ECC's excess real estate, as well as searching for a new CEO. Stock price was $ 3.10.
- September 25, 2003, Cubic Corporation (AMEX:CUB) acquired the majority ownership of ECC, for $5.25 per share.



Gain on Investment of: 211.1%
ECC

Steel Partners' Track Record of Enhancing Value

<u>UNITED INDUSTRIAL CORP.</u>

- August 30, 1999 Steel filed original 13D
- May 8, 2001, Warren Lichtenstein elected to the Board of Directors
- April 8, 2002, UIC announced Wachovia Securities is exploring strategic alternatives
- July 26, 2002, UIC sold Transportation Business to NJ Transit Corp., Maryland Transit Administration and Alston Transportation for $19.2mm
- October 4, 2002, Glen Kassan of Steel Partners is elected to the Board of Directors
- August 21, 2003, Steel nominates P. Kelly and T. Corcoran for election to UIC BOD
- November 2003, $10mm repurchase plan set in place; additional $10mm approved
- March 2005, $25mm repurchase plan approved
- November 2005, $15mm repurchase plan approved
- February 13, 2006, UIC acquires allied Aerospace
- June 22, 2006, UIC acquires Aerosonde
- November 2006, $50mm repurchase plan approved
- May 2007, $100mm repurchase plan approved
- October 9, 2007, Textron, Inc. acquires UIC for $1.1 billion



Point Blank's Lackluster Share Performance Against the S&P 500*


$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
Jul-06
Nov-06
Mar-07
Jul-07
Nov-07
Mar-08
S&P 500 CAGR: 120.6%
PBSO CAGR: 115.9%
PBSO
SPX

*The closing price of the Company's shares was $2.30 on August 4, 2008.

STEEL PARTNERS

Conclusion

Steel Partners has the track record of enhancing value for all stockholders

- The current Board is sacrificing profitability and shareholder value in order to generate revenue.

- If elected, nominees would seek to sell Point Blank to the highest bidder, seeking transaction on the most favorable terms available to Point Blank stockholders.

- Steel Partners has the proven experience and team to enhance stockholder value.